Exhibit 99.20

                                                                [LOGO]Choice One


                         Choice One Communications Inc.
                          Stock Option Exchange Program
                              Election Confirmation
                                       and
                              New Option Statement


   [Name]                                                January 21, 2003
   [Employee No.]
   [Location]

This statement confirms that Choice One Communications Inc. has accepted your election to tender some or all of your Current Options in exchange for New Options. The New Options were granted to you on January 21, 2003. Pursuant to the exchange, you have no further right or entitlement to purchase any shares of common stock pursuant to the terms of the exchanged Current Options. Your right to purchase shares of common stock is now governed by the terms of the New Options described on this statement. Any Current Options which you did not elect to exchange continue in accordance with their terms. All New Options are issued subject to the terms and conditions of the Choice One Communications Inc. 1998 Employee Stock Option Plan (May 2000 Restatement), as amended, as if such terms and conditions were set forth herein in their entirety. This is the only documentation that you will receive regarding your New Options.

    Current Option      Current Option        Current Options       New Option        New Option         New Option
      Grant Date          Grant Price            Cancelled          Grant Date           Grant         Exercise Price




                                                  _______________New Vesting Schedule___________________

New Option Grant            Vested               01/01/03            01/01/04          01/01/05           01/01/06




This statement lists your Current Options which you exchanged and the New Options that were granted to you on January 21, 2003 pursuant to the Stock Option Exchange Program and under the terms and conditions of the Offer to Exchange, as amended.

All New Options have an exercise price which is the fair market value of Choice One's common stock determined by the last sale price on the OTC Bulletin Board (or, in the absence of any trades, the average of the best bid and the best ask) at the 4:00 p.m. stock market close on January 21, 2003.

If you have any questions about this confirmation statement, please contact your Regional Human Resource Manager at (585) 246-4231.